Exhibit 99

Sterling Bancorp Declares Cash Dividend on Common Stock

Southfield, Michigan, May 15, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT), the holding company of Sterling Bank and Trust, F.S.B., announced the approval of a cash dividend by its Board of Directors.  The Board of Directors declared a cash dividend of $.01 per common share, payable May 31, 2018 to shareholders of record at May 25, 2018.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City, and a loan production office in Seattle, Washington. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Contacts:

Investors

Financial Profiles

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com